Exhibit 10.17
ASSET TRANSFER AGREEMENT
          THIS AGREEMENT made as of the [•] day of [•], 2007.
B E T W E E N:
ATS AUTOMATION TOOLING SYSTEMS INC.
(the “Vendor”)
- and -
PHOTOWATT TECHNOLOGIES INC.
(the “Purchaser”)
          WHEREAS the Vendor desires to sell to the Purchaser and the Purchaser desires to purchase from the Vendor the property, rights and assets described herein, on the terms and subject to the conditions hereinafter set forth;
          AND WHEREAS the Purchaser desires to issue to the Vendor [•] common shares in the capital of the Purchaser as consideration for the property, rights and assets to be transferred pursuant to the terms and conditions herein;
          AND WHEREAS, this Agreement is being entered into concurrent with certain other agreements in connection with the reorganization of the Vendor’s solar operations and the initial public offering of shares in the common stock of the Purchaser;
          NOW THEREFORE THIS AGREEMENT WITNESSES that, for the consideration hereinafter set forth, the Parties have agreed and do hereby agree with each other as follows:
ARTICLE I
INTERPRETATION
1.1 Definitions. Where used in this Agreement, unless the context or subject matter otherwise requires, the following words and phrases shall have the meanings set forth below:
“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, except to the extent expressly provided otherwise, the determination of whether a Person is an Affiliate of another Person shall be made assuming that no member of the ATS Group is an Affiliate of the Purchaser and vice versa;

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person;
“Assumed Liabilities” means the following:
(i)	any and all Liabilities of the Vendor to the extent arising out of or relating to the SSP Division or the Transferred Property, in each case whether such Liabilities arise or accrue prior to, on or after the Time of Transfer including:
(A)	any and all Liabilities of the SSP Division owed to the ATS Group pursuant to valid intercompany accounts as of the Time of Transfer;

(B)	any and all Liabilities arising from or related to Environmental Conditions (x) existing on, under, about or in the vicinity of any of the SSP Division Facilities whether prior to or after the Time of Transfer, or (y) arising out of operations occurring at any time prior to or after the Time of Transfer, of the SSP Division, the Transferred Property or the SSP Division Facilities; provided, however, that any such Liabilities with respect to the SSP Division Facilities shall be limited to such Liabilities assumed by the Purchaser pursuant to the Lease Agreement;

(C)	any and all employment-related Liabilities related to past or present employees of the SSP Division;

(D)	any and all Liabilities relating to, arising out of or resulting from any act or failure to act by any Representative of the SSP Division (whether or not such act or failure to act is or was within such Person’s authority); and

(E)	any and all tax Liabilities relating to, arising out of or resulting from the SSP Division;
(ii)	any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by the Purchaser at any time after the Time of Transfer;

(iii)	any and all Liabilities of the SSP Division that are expressly listed, scheduled or otherwise clearly described herein or in any other Separation Agreement as Liabilities for which the Purchaser is to be responsible, including but not limited to, any Included Liabilities;

(iv)	any and all Business Guarantees that are not replaced with Substitute Guarantees, or with respect to which the Vendor or any member of the ATS Group has any liability or obligation after the Time of Transfer; and

(v)	any and all obligations of the Purchaser under or pursuant to this Agreement or any other instrument entered into in connection herewith;
but excluding the Excluded Liabilities;
“ATS Group” means the Vendor and each Person that the Vendor directly or indirectly controls (within the meaning of the Securities Act), other than the Purchaser, Spheral Solar Power, Inc., Photowatt Technologies USA Inc. and Photowatt International S.A.S.;
“Business Guarantees” means various arrangements entered into by members of the ATS Group in which one or more members of the ATS Group issued or made available guarantees, sureties, bonds, letters of credit or similar instruments or are the primary obligors on other agreements, in any such case to support or facilitate the SSP Division;
“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on the SSP Division or any part of its property under applicable Law;
“Employees” means all of the employees of the SSP Division, including any employees on leave, disability or subject to recall;
“Environmental Conditions” means the presence in the environment, including the soil, subsurface strata, groundwater, surface water or ambient air, of any Hazardous Material at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws;
“Environmental Laws” means all Laws of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to a Hazardous Materials Release, or otherwise relating to the import, storage, distribution, labelling, sale, use, treatment, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Hazardous Materials Release;
“Excluded Assets” means any and all Assets of the SSP Division set out as “Excluded Assets” in the Master Separation Agreement and any and all shares in the capital stock of Photowatt Technologies Inc., Spheral Solar Power, Inc., Photowatt Technologies USA Inc., Photowatt International S.A.S., and ATS Canadian Investment Holding Company Inc.;
“Excluded Liabilities” means [•];

“Governmental Authority” means any federal, provincial, state, local or foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority;
“Hazardous Materials” means chemicals, pollutants, contaminants, hazardous substances, dangerous substance, noxious substance, toxic substance, radioactive and biological materials, petroleum and petroleum products or any fraction thereof, hazardous waste, flammable or explosive material, radio-active material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, polychlorinated biphenal waste, polychlorinated biphenal related waste or any other substance or material now or hereafter declared, defined or deemed to be regulated or controlled in or pursuant to Environmental Laws;
“Hazardous Materials Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata;
“Included Liabilities” means any Liabilities of the SSP Division set out as “Included Liabilities” in the Master Separation Agreement;
“Law” means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, guideline, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended;
“Lease Agreement” has the meaning ascribed thereto in the Master Separation Agreement;
“Liability” means any liability, obligation, cost or expense, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated or due or to become due, wherever or however arising (including whether arising out of any Law, Contract or tort based on negligence or strict liability), including but not limited to, any tax liability;
“Master Separation Agreement” means the Master Separation Agreement between the Purchaser and the Vendor entered into in connection with the initial public offering of common shares in the capital stock of the Purchaser;
“Parties” means the Purchaser and the Vendor, and their respective successors and permitted assigns; and “Party” means either of the Parties;
“Person” means any individual, partnership, limited partnership, limited or unlimited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority however designated or constituted;
“Purchase Price” has the meaning ascribed thereto in Section 3.1 hereof;
“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, consultants, advisers and agents;
“Rights” has the meaning ascribed thereto in Section 5.1 hereof;
“Securities Act” means the Securities Act (Ontario);
“Separation Agreements” has the meaning ascribed thereto in the Master Separation Agreement;
“Substitute Guarantees” means replacements for such Business Guarantees in which the Purchaser or one of its Affiliates is substituted as the primary obligor thereto;
“SSP Division” means the solar and related businesses and operations conducted by the Vendor prior to the Time of Transfer through its Spheral Solar division;
“SSP Division Facilities” means 25 Reuter Drive, Cambridge, Ontario, N3E 1A9 and such other facilities, offices and locations from which the SSP Division’s business or operations are conducted;
“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended;
“Tax Value” of any Assets included in the Transferred Property means:
(i)	with respect to depreciable property of a prescribed class for the purposes of the Tax Act, the least of:
(A)	the fair market value of such property at the Time of Transfer;

(B)	the Vendor’s cost of the property for the purposes of the Tax Act; and

(C)	the “undepreciated capital cost” to the Vendor of all property of that class for the purposes of the Tax Act immediately prior to the Time of Transfer;
(ii)	with respect to inventory or capital property (other than property referred to in (i)), the lesser of:
(A)	the “cost amount” to the Vendor of the property for the purposes of the Tax Act at the Time of Transfer; and

(B)	the fair market value of the property at the Time of Transfer;
(iii)	with respect to “eligible capital property” in respect of the Purchaser’s business for the purposes of the Tax Act, the lesser of:
(A)	4/3 times the Vendor’s “cumulative eligible capital” in respect of the business for the purposes of the Tax Act immediately before the Time of Transfer;

(B)	the cost to the Vendor of the property; and

(C)	the fair market value of the property at the Time of Transfer; and
(iv)	with respect to any other property, the fair market value of the property at the Time of Transfer;
“Time of Transfer” means the date hereof as set out above;
“Transferred Property” has the meaning ascribed thereto in Section 2.1 hereof;
“Transition Time” means, with respect to each service to be provided by ATS or its agents or subcontractors under the Transitional Services Agreement, the earliest of the expiry or termination of such service in relation to the Employees and such other time as mutually agreed to by the Parties hereto; and
“Transitional Services Agreement” has the meaning ascribed thereto in the Master Separation Agreement.
1.2 Currency. All sums of money which are referred to in this Agreement are expressed in lawful money of Canada.
1.3 Construction. The division of this Agreement into articles, sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion thereof and include any agreement or instrument supplementary or ancillary hereto. Words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.”
ARTICLE II
PURCHASE AND SALE OF TRANSFERRED PROPERTY
2.1 Purchase and Sale of Transferred Property. Subject to the terms and provisions hereof, the Vendor hereby sells, transfers, assigns and conveys to the Purchaser and the Purchaser hereby purchases and accepts from the Vendor, as at and from the Time of

Transfer, on an “as is, where is” basis any and all Assets that are used exclusively or held for use exclusively in the SSP Division other than the Excluded Assets (the “Transferred Property”).
2.2 Assumed Liabilities. As at and from the Time of Transfer, the Purchaser hereby fully and unconditionally assumes and, to the extent they become due and payable, covenants to pay or otherwise perform or discharge when done, the Assumed Liabilities, to the complete exoneration of the Vendor.
ARTICLE III
CONSIDERATION
3.1 Consideration for Transferred Property. The consideration (“Purchase Price”) payable by the Purchaser for the Transferred Property shall be an amount equal to the fair market value of the Transferred Property at the Time of Transfer, which the Parties have determined to be [•]. The Purchase Price shall be paid and satisfied by the Purchaser as follows:
(a)	as to an amount equal to the fair market value of the Assumed Liabilities, by the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 2.2 hereof; and

(b)	as to the balance, by the issuance by the Purchaser to the Vendor of [•] common shares in the capital of the Purchaser (the “Consideration Shares”) having a stated capital in an amount equal to the aggregate of:
(i)	all amounts each of which is an “agreed amount” as specified in a joint election to be filed by the Parties under subsection 85(1) of the Tax Act, less the fair market value of any non-share consideration received by the Vendor from the Purchaser in respect of the Transferred Property; and

(ii)	the fair market value of all Transferred Property that are not “eligible property” as defined in subsection 85(1.1) of the Tax Act.
3.2 Allocation of Consideration. The consideration received by the Vendor for each of the properties included in the Transferred Property shall include at least one common share in the capital of the Purchaser (or fraction thereof) and the fair market value of the consideration (other than the common shares or a right to receive the common shares) received by the Vendor for each of the properties included in the Transferred Property shall not exceed the Tax Value of such property.
3.3 Section 85 Election. The Parties agree to make and file a joint election pursuant to the provisions of Section 85 of the Tax Act and any applicable provincial legislation in respect of the Transferred Property, in prescribed form and within the prescribed time, specifying such “agreed amounts” as are specified by the Vendor as will result in the disposition of such property on a tax-free basis to the Vendor. If an agreed amount specified in an initial election filed by the Parties is greater than the agreed amount which would result in a disposition of such property on a tax-free basis to the Vendor then, at the Vendor’s request, the Parties shall apply to the

Minister of National Revenue or other taxing authority having jurisdiction for permission to amend such election to comply with this Section 3.3.
3.4 Section 22 Election. The Parties agree to elect jointly in prescribed form pursuant to Section 22 of the Tax Act and the corresponding provisions of any applicable provincial income tax legislation and on a timely basis with respect to accounts receivable pursuant to this Agreement to the extent the face value of any accounts receivable that have been or will be included in computing the income of the Vendor exceeds the consideration paid by the Purchaser for such accounts receivable.
3.5 Subsection 20(24) Tax Elections. The Purchaser and the Vendor shall, if applicable, jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial income tax legislation, in the prescribed forms and within the time period permitted, as to such amount paid by the Vendor to the Purchaser for assuming future Liabilities. In this regard, the Purchaser and the Vendor acknowledge that a portion of the Transferred Assets having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial income tax legislation is being transferred by the Vendor as a payment for the assumption of such future Liabilities by the Purchaser.
3.6 Goods and Services Tax Election. On or before the Time of Transfer, the Vendor and the Purchaser shall jointly execute and the Purchaser shall file within the prescribed time limits, an election pursuant to Section 167 of the Excise Tax Act (Canada) in order to permit the transaction contemplated hereby to be completed without goods and services tax.
3.7 Transfer Taxes. The Purchaser shall be responsible for and shall pay all federal and provincial sales taxes, goods and services taxes, and all other taxes, duties or other like charges properly payable upon and in connection with the conveyance and transfer of the Transferred Property to the Purchaser save and except any income or corporation taxes imposed on and payable directly by the Vendor.
3.8 Bulk Sales. The Vendor has specifically requested the Purchaser to waive the requirements of any applicable bulk sales legislation and the Purchaser hereby waives such requirements. The Purchaser shall be responsible for any claims arising from, or costs incurred as a result of, such waiver.
3.9 Retail Sales Act. The Purchaser hereby waives compliance with Section 6 of the Retail Sales Tax Act (Ontario). The Purchaser shall be responsible for any claims arising from, or cost incurred as a result of, such waiver.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1 Representations and Warranties of the Vendor. The Vendor hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the purchase by the Purchaser of the Transferred Property, that:
(a)	Organization and Standing of the Vendor. The Vendor is a corporation duly organized and validly existing under the laws of the Province of Ontario, with full power and authority to enter into this Agreement and to sell, assign, transfer, convey and deliver the Transferred Property to the Purchaser.

(b)	Corporate Authorization. All corporate and other proceedings required to be taken by or on the part of the Vendor to authorize it to execute, deliver and carry out this Agreement and to sell, assign, transfer, convey and deliver the Transferred Property to the Purchaser have been duly and properly taken. Neither the execution and delivery of this Agreement by the Vendor, nor compliance with its terms, will result in a breach or violation of the Vendor’s charter documents.

(c)	Residence. The Vendor is not a non-resident of Canada for purposes of the Tax Act.

(d)	GST. The Vendor is a registrant for purpose of Part IX of the Excise Tax Act (Canada) with registration number 10033 1511 RT0001 ATS Canada.
4.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Vendor, and acknowledges that the Vendor is relying upon such representations and warranties in connection with the entering into of this Agreement and the sale to the Purchaser of the Transferred Property, that:
(a)	Organization and Standing of the Purchaser. The Purchaser is a corporation duly organized and validly existing under the laws of Canada, with full power and authority to enter into this Agreement.

(b)	Corporate Authorization. All corporate and other proceedings required to be taken by or on the part of the Purchaser to authorize it to execute, deliver and carry out this Agreement have been duly and properly taken. Neither the execution and delivery of this Agreement by the Purchaser, nor compliance with its terms, will result in a breach or violation of the Purchaser’s charter documents.

(c)	Consideration Shares Validly Issued. The Consideration Shares have been validly issued in compliance with applicable law and are fully paid and non-assessable.

(d)	GST. The Purchaser is a registrant for purpose of Part IX of the Excise Tax Act (Canada) with registration number 85043 7369 RT0001 Photowatt Tech Inc.

(e)	Other. The Purchaser is a taxable Canadian corporation for purposes of the Tax Act.
4.3 Survival of Representations and Warranties. The representations and warranties of the Parties hereto set forth in this Agreement shall survive after the Time of Transfer. The limitation period applicable to any proceeding in respect of such representations and warranties shall be as prescribed by applicable Law. To the extent the limitation period applicable to any proceeding in respect of such representations and warranties is governed by the Laws of the Province of Ontario, the limitation period shall be solely as prescribed in sections 15-17 of the Limitations Act, 2002 and any other limitation period in respect of such proceeding (including that provided for in section 4 of the Limitations Act, 2002) is extended accordingly. The rights and obligations of the Parties hereto shall survive the direct or indirect sale, assignment or other transfer by any Party of any Assets or Liabilities.
ARTICLE V
NON-ASSIGNABLE RIGHTS
5.1 Non-Assignable Rights. To the extent that any of the Transferred Property (including any of the Contracts) or any claim, right or benefit arising under or resulting from such Transferred Property (all such Transferred Property being collectively referred to as the “Rights”) is not capable of being transferred without the approval, consent or waiver of any third Person (including a Governmental Authority), or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any applicable Law unless the approval, consent or waiver of such third Person or Governmental Authority is obtained, then this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Time of Transfer, and until all such Rights are transferred to the Purchaser, the Vendor shall:
(a)	maintain its existence and hold the Rights in trust for the Purchaser;

(b)	comply with the terms and provisions of the Rights as agent for the Purchaser at the Purchaser’s cost and for the Purchaser’s benefit;

(c)	co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Purchaser; and

(d)	enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect to terminate any such Rights in accordance with the terms of such Rights upon the written direction of the Purchaser.
5.2 In order that the full value of the Rights may be realized for the benefit of the Purchaser, the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser, necessary or proper in order that the obligations of the Vendor under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under the Rights are received by the Purchaser. The Vendor shall promptly pay to the Purchaser all moneys collected by or paid to the Vendor in respect of every such Right. The Purchaser shall be responsible for any claim or Liability under or in respect of such Rights arising because of any action of the Vendor taken pursuant to this Article V.
ARTICLE VI
EMPLOYEES
6.1 Employees. The Purchaser covenants and agrees to offer employment, effective as of the Time of Transfer, to all of the Employees on substantially the same terms and conditions as those applicable to each such Employee immediately prior to the Time of Transfer. The Purchaser shall recognize the past service with the Vendor and its predecessors for all of the Employees who are employed by the Purchaser after the Time of Transfer for all purposes, statutory or otherwise.
6.2 Pension and Benefit Plans. The Vendor and the Purchaser will co-operate with each other to do all things necessary to, prior to the Transition Time for services relating to pension and benefit plans:
(a)	effect the assumption by the Purchaser of all pension and benefit obligations relating exclusively to the Employees effective as of the Transition Time and to establish the Purchaser as the sponsor and administrator of such plans, also effective as of the Transition Time; and

(b)	for all pension and benefit obligations relating to the Employees immediately prior to the Time of Transfer not assumed under Section 6.2(a) hereof, establish employee pension and benefit plans effective as of the Transition Time under which the Employees shall be eligible to participate on and after the Transition Time and which, together with the plans assumed in accordance with Section 6.2(a) hereof, provide benefits that are no less favourable in the aggregate to the benefits provided to the Employees immediately prior to the Time of Transfer.
Without limiting the generality of the foregoing, the Vendor and the Purchaser will co-operate with each other to complete all necessary plan amendments, to effect all required regulatory filings and to provide all required notices to Employees, providers and others as required.
ARTICLE VII
MISCELLANEOUS
7.1 Amendment. This Agreement may only be modified, amended by, altered or supplemented by the execution and delivery of a written agreement executed by both the Parties.

7.2 Severability. If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator in any jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid and shall not affect the validity, legality or enforceability of such term or other provision in any other jurisdiction. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.
7.3 Successors and Assigns. Neither Party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party hereto. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and any permitted assignee shall agree to perform the obligations of the assignor of this Agreement. Any attempted transfer, assignment or alienation in violation of this Section 7.3 shall be invalid and ineffective ab initio.
7.4 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. If any dispute arises out of or in connection with this Agreement, the Parties irrevocably (a) consent and submit to the exclusive jurisdiction of the Courts of the Province of Ontario, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) waive to the fullest extent permitted by Law any and all right to trial or adjudication by jury.
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          IN WITNESS WHEREOF the Parties hereto have executed this Agreement.

ATS AUTOMATION TOOLING SYSTEMS INC.

By:

Name: [•]
Title: [•]

By:

Name: [•]
Title: [•]

PHOTOWATT TECHNOLOGIES INC.

By:

Name: [•]
Title: [•]